Exhibit 10.15

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is entered into by and between FMC TECHNOLOGIES, INC., a Delaware corporation (“Seller”), and HOUSTON 1031, LIMITED PARTNERSHIP, an Illinois limited partnership (“Purchaser”).

In consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Sale and Purchase. Seller shall sell, convey, and assign to Purchaser, and Purchaser shall purchase and accept from Seller, for the Purchase Price (hereinafter defined) and on and subject to the terms and conditions herein set forth, the following:

1.	Approximately 38.199 acres of land located in Houston, Harris County, Texas, as described on Exhibit A attached hereto and made a part hereof, together with all rights and interests appurtenant thereto, including all of Seller’s right, title, and interest in and to adjacent streets, alleys, rights-of-way, and any adjacent strips and gores of real estate (the “Land”); all buildings, structures and improvements located on the Land (the “Improvements”); all warranties and permits, if any, in existence with regard to the Land and Improvements (the “Warranties and Permits”) and all rights, titles, and interests appurtenant to the Land and Improvements excluding all maintenance contracts, service agreements Storm Water Permit TDES Permit No. 02611 and that certain Tax Abatement Agreement For Real Property Located in the FMC Tubing Hangar Reinvestment Zone effective as of January 1, 2007 between Tenant and Harris County.

2.	all equipment, machinery and fixtures owned by Seller permanently attached to the Improvements and used exclusively in the operations of the Land and Improvements (such as heating, ventilating and air conditioning systems, elevators, fire alarm systems and similar building fixtures, but specifically excluding all equipment, furniture and personal property owned by Seller which is used in the operation of Seller’s business and which is not necessary to the operations of the Land or Improvements (the “Personalty”);

The Land, Improvements and Personalty are herein collectively called the “Property.”

2.	Earnest Money. Concurrently with the execution of this Agreement by Purchaser and Seller, as a condition precedent to Seller’s obligations hereunder, Purchaser shall deliver to Chicago Title Insurance Company, Chicago Commercial Center, attention Nancy Castro (the “Escrow Agent”), at the address for notice as hereinafter set forth, by wire transfer of immediately available funds, a deposit in the amount of $1,000,000.00 (including any and all interest earned thereon, collectively the “Earnest Money”) which the Escrow Agent shall, if directed to so by Purchaser, immediately deposit into an interest-bearing account in a national bank. Any interest earned on the Earnest Money shall become a part of the Earnest Money and reported under Purchaser’s federal tax identification number. In the event this Agreement is closed, the Earnest Money shall be applied to the Purchase Price at Closing. In the event this Contract is not closed, then the Escrow Agent shall disburse the Earnest Money in the applicable manner provided for in Section 11 below. In the event the Earnest Money is not timely deposited by Purchaser then Seller shall have the option, which it may exercise at any time prior to Purchaser’s deposit of the Earnest Money, to terminate this Agreement, following which neither party will have any liability or obligation to the other.

3.	Purchase Price. The price for which Seller shall sell, convey, and assign the Property to Purchaser, and which Purchaser shall pay to Seller, is SIXTY MILLION THREE HUNDRED THIRTY THOUSAND AND NO/100 DOLLARS ($60,330,000.00) (the “Purchase Price”). The Purchase Price, subject to the adjustments and prorations provided herein, shall be paid by Purchaser to Seller through escrow on the Closing Date by wire transfer of immediately available funds. If the Earnest Money has not previously been delivered to Seller by the Escrow Agent, simultaneously with the delivery of the Purchase Price to Seller, the Escrow Agent shall deliver the Earnest Money to Seller and Purchaser shall receive a credit against the Purchase Price in the amount of the Earnest Money so delivered to Seller.

4.	Delivery of Information.

1.	Due Diligence Materials. Purchaser acknowledges that Seller has delivered or caused to be delivered to, or made available to Purchaser at the Property, the information identified on Schedule 4.a. Seller does not represent or warrant the accuracy or completeness of any of the items listed on Schedule 4.a.; however, Seller has no current actual knowledge that any of such items are inaccurate or incomplete in any material respect.

2.	Title Commitment. Purchaser acknowledges that it has heretofore received from Partners Title Company, as agent for Chicago Title Insurance Company (the “Title Company”) a Commitment for Title Insurance (the “Title Commitment”) for a Texas standard form Owner’s Policy of Title Insurance committing to insure title to the Property in the amount of the Purchase Price and setting forth the status of the title of the Land and Improvements and showing all liens, claims, encumbrances, easements, rights-of-way, encroachments, reservations, restrictions, and all other matters of record affecting the Land or Improvements, together with true, complete, and, to the extent available from the public records, legible copies of all documents referred to in the Title Commitment (the “Title Commitment Documents”) The Title Commitment is attached hereto as Schedule 4.b. The exception to Seller’s title which are set forth on Schedule B to the Title Commitment are herein called “Permitted Encumbrances” and are approved by Purchaser.

3.	Survey. Purchaser acknowledges that it has hereto received a survey of the Land prepared by Weisser Engineering Co. and dated November 8, 2006, last updated December 27, 2006 (the “Survey”). Purchaser acknowledges that the Survey is acceptable to Purchaser for all purposes.

5.	Condition of Property.

1.	Right of Inspection. Purchaser acknowledges that it and its representatives have heretofore been afforded the right and opportunity to conduct all inspections of the Property which Purchaser desires to conduct.

2.	Condition of Property. Purchaser acknowledges that the condition of the Property is acceptable to Purchaser, and EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, PURCHASER, ACKNOWLEDGES THAT PURCHASER IS PURCHASING THE PROPERTY IN “AS-IS, WHERE-IS” CONDITION “WITH ALL FAULTS” AS OF THE CLOSING AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED EXCEPT AS STATED IN THIS AGREEMENT, AS TO (I) THE PROPERTY’S CONDITION, FITNESS FOR ANY PARTICULAR PURPOSES, OR MERCHANTABILITY, (II) THE STRUCTURAL INTEGRITY OF THE IMPROVEMENTS, (III) THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION, DATA, MATERIALS OR CONCLUSIONS CONTAINED IN ANY INFORMATION PROVIDED PURCHASER, OR (IV) ANY OTHER WARRANTY OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM SELLER OR ANY OTHER PARTY ON BEHALF OF SELLER. PURCHASER SHALL, AT ITS SOLE COST AND EXPENSE, CONDUCT AND RELY EXCLUSIVELY UPON ITS OWN INDEPENDENT INVESTIGATION IN THE EVALUATION OF THE PROPERTY.

3.	Conditions Precedent. At the option of Purchaser, the obligations of Purchaser under this Agreement are contingent and conditional upon any one or more of the following, the failure of any of which shall, at the request of Purchaser and after the return to Purchaser of the Earnest Money, render this Agreement null and void:

1.	Representations and Warranties. Each and every representation and warranty of Seller is true, correct and complete in all material respects as of Closing.

2.	Performance of Obligations. As of Closing, Seller shall have performed and satisfied, in all material respects, each and every obligation, term and condition to be performed and satisfied by Seller under this Agreement.

3.	Title. The Title Company shall be irrevocably committed (subject to the conveyance of the Property and the payment of the title insurance premiums) to deliver an Owner’s Policy of Title Insurance insuring fee simple to the Land in the form and condition required by this Agreement and subject to no exceptions other than the Permitted Encumbrances.

4.	Payments. Seller shall have provided evidence that all real estate taxes and assessments that are due and payable as of the Closing have been paid.

5.	Environmental Issues: Seller and Purchaser shall have entered into a Post-Closing Agreement in the form of Exhibit I attached hereto and made a part hereof (the “Post-Closing Agreement”) regarding certain environmental issues present at the Property.

6.	Insurance: Seller shall have submitted an insurance certificate in the form attached hereto as Exhibit J (the “Insurance Certificate”) evidencing the coverages required in the Lease (as defined herein).

7.	Interest Rate Buy-Down and Closing Credit. At Closing, Seller shall give Purchaser a credit on the Closing Statement (as defined below) in an amount equal to the cost of “buying-down” the interest rate on Purchaser’s loan to 5.60%, such credit not to exceed Eight Hundred Sixty Thousand Dollars ($860,000.00).

6.	Representations, Warranties, and Covenants; Condition of Property.

1.	Seller’s Representations and Warranties. Seller hereby represents and warrants to Purchaser that the following are true, correct and complete:

1.	Existence. Seller is a corporation duly organized and validly existing in the State of Delaware and has the power to hold and convey the Property.

2.	Due Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and to carry out its obligation hereunder and the transactions contemplated hereby. This Agreement has been, and the documents contemplated hereby will be, duly executed and delivered by Seller and constitute the Seller’s legal, valid and binding obligation enforceable against Seller in accordance with its terms. The consummation by Seller of the sale of the Property is not in violation of or in conflict with nor does it constitute a default under any term or provision of the organizational documents of Seller, or any of the terms of any agreement or instrument to which Seller is or may be bound.

3.	No Other Agreements. Seller has not entered into any agreement to lease, sell, mortgage or otherwise encumber or dispose of its interest in the Property or any part thereof which would be binding on Purchaser following the Closing, except for the Lease (hereinafter defined).

4.	No Other Contracts. Schedule 6.a. attached hereto is a complete list of all management, service, supply and maintenance agreements, equipment leases, and all other contracts and agreements with respect to or affecting the Property as of the date of this Contract (herein collectively referred to as the “Service Contracts”).

5.	Environmental. Except as specifically disclosed in the reports Seller has provided to Purchaser hereunder, (A) to Seller’s current actual knowledge, during Seller’s ownership of the Property and at all times prior thereto (i) no Hazardous Materials (as defined below) have been located on the Property in violation of any Environmental Law or have been released into the environment or discharged, placed or disposed of, at, on or under the Property in violation of any Environmental Law; (ii) no underground storage tanks are or have been located on the Property; and (iii) the Property has never been used as a dump for waste material; and (B) to Seller’s current actual knowledge, the Property complies with all applicable Environmental Laws. As used herein, a “Hazardous Material’’ means any hazardous, toxic or dangerous waste, substance or material, as defined for purposes of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other federal, state or local law, ordinance, rule or regulation, applicable to the Property, and establishing liability standards or required action as to reporting, discharge, spillage, storage, uncontrolled loss, seepage, filtration, disposal, removal, use or existence of a hazardous, toxic or dangerous waste, substance or material, including without limitation petroleum hydrocarbon, including crude oil or any fraction thereof and all petroleum products, PCBs, lead, friable asbestos, flammable explosives, infectious materials, or radioactive materials. The term “Environmental Law” shall mean all statutes specifically described in the foregoing sentence and all federal, state and local environmental health and safety statutes, ordinances, codes, rule, regulations, orders and decrees regulating, relating to or imposing liability or standards concerning or in connection with Hazardous Materials.

6.	There is not now pending nor to Seller’s current actual knowledge has there been threatened, any action, suit or proceeding, including without limitation any condemnation action, before or by any federal or state court, commission, regulatory body, administrative agency or other governmental body, domestic or foreign (i) against or affecting the Property; and/or (ii) against or affecting the Seller wherein an unfavorable ruling, decision or finding, may reasonably be expected to have a material adverse effect on the business or prospects of or on the condition or operations of the Property or the Seller, or would interfere with Seller’s ability to consummate the transactions by this Contract, including without limitation the Lease.

7.	Seller is not a “foreign person” as defined by the Internal Revenue Code (“IRC”), Section 1445. Seller will execute and deliver to Purchaser at Closing an affidavit or certification in compliance with IRC Section 1445.

8.	To Seller’s current actual knowledge, the insurance carried by Seller on the Property is sufficient to repair the Property to its former condition in the event of a casualty less any deductible.

9.	To Seller’s current actual knowledge, there are no pending or threatened special assessments applicable to the Property.

10.	There are no management, leasing and/or brokerage agreements that will be binding upon Purchaser and/or the Property after Closing and there are no fees or commissions due under any such agreements except those that will be fully paid by Seller on or before Closing.

11.	Seller has received no written notice of any material violation of any building, fire or health code or other statute applicable to the Property.

The representations and warranties of Seller set forth above are made as of the date of this Agreement and will be remade as of the Closing. In the event that the person signing this Agreement on behalf of Seller discovers a breach or change with respect to any of the representations or warranties of Seller set forth herein, Seller shall send notice to Purchaser advising Purchaser of any such breach or change and the unless waived by Purchaser, such breach or change shall be considered to be a default by Seller hereunder. Purchaser’s right to assert the existence, at Closing, of a breach of the foregoing representations and warranties of Seller set forth in this Agreement shall survive the Closing for a period of two years; however, if any of such representations or warranties were breached as of Closing but are cured by Seller during the first two (2) years of the term of the Lease, then Purchaser shall not be entitled to assert any claims against Seller for such breach.

Wherever the terms “Seller’s current actual knowledge,” “Seller’s knowledge,” or “to the best of Seller’s knowledge” are used in this Agreement such terms shall mean the actual, but not constructive or imputed knowledge, but with due inquiry, possessed by Bob Suttles, the facilities manager for the Property. Seller represents and warrants to Purchaser that no other person affiliated with Seller has knowledge superior to Bob Suttles regarding the Property.

2.	Purchaser’s Representations and Warranties. Purchaser hereby represents and warrants to Seller that the following are true, correct and complete.

1.	Good Standing. If Purchaser is a corporation, Purchaser is duly organized, validly existing and in good standing in the state of its organization.

2.	Due Authority. Purchaser has all requisite power and authority to execute and deliver this Agreement and to carry out its obligation hereunder and the transactions contemplated hereby. This Agreement has been, and the documents contemplated hereby will be, duly executed and delivered by Purchaser and constitute the Purchaser’s legal, valid and binding obligation enforceable against Purchaser in accordance with its terms. The consummation by Purchaser of the transaction contemplated by this Agreement is not in violation of or in conflict with nor does it constitute a default under any term or provision of the organizational documents of Purchaser, or any of the terms of any agreement or instrument to which Purchaser is or may be bound, or of any provision of any applicable law, ordinance, rule or regulation of any governmental authority or of any provision of any applicable order, judgment or decree of any court, arbitrator or governmental authority.

3.	Covenants of Seller.

1.	Operation of the Property. Seller agrees prior to the Closing to continue to operate and manage the Property in substantially the same manner as the Property was operated and managed by Seller prior to the Effective Date (hereinafter defined).

2.	Service Contracts. Without Purchaser’s prior written consent, Seller agrees not to enter into any management, service, supply and maintenance agreements, equipment leases, and all other contracts and agreements with respect to or affecting the Property prior to the Closing which shall survive the expiration of the term of the Lease, unless (i) same will be solely Seller’s obligation as the tenant under the Lease or (ii) same are terminable upon thirty (30) days’ prior written notice without penalty or termination charge.

3.	Insurance Policies. Seller shall, at its own expense, keep and maintain, or cause to be kept and maintained, in full force and effect through the Closing, a policy or policies of builder’s risk, all risk and general liability insurance covering the Property, and the personalty and equipment located from time to time on the Property, against loss or damage by fire, vandalism, malicious mischief, lightning, windstorm and other insurable perils in amounts not less than those in force as of the date hereof.

7.	Closing. The closing (the “Closing”) of the sale of the Property by Seller to Purchaser shall occur on or before fifteen days from the Effective Date (the “Closing Date”), and same shall be conducted through the offices of the Escrow Agent which shall coordinate the Closing with the Title Company (although neither party shall be obligated to be present at the Closing as long as all items required to be delivered by such party at Closing are timely delivered to the Escrow Agent or Title Company). At the Closing, the following shall occur prior to 12:00 noon, Central Time, on the Closing Date:

1.	Seller to Deliver. Seller, at its expense, shall deliver or cause to be delivered to Purchaser the following:

1.	A recordable Special Warranty Deed in the form of Exhibit C fully executed and acknowledged by Seller, conveying the Land and Improvements to Purchaser, subject only to the Permitted Encumbrances;

2.	A bill of sale (the “Bill of Sale”) in the form of Exhibit D, fully executed and acknowledged by Seller, assigning, conveying, and transferring to Purchaser all of Seller’s right, title and interest in and to the Personalty, subject only to the Permitted Encumbrances and containing a warranty by Seller of Seller’s title as to matters done by, through or under Seller and a warranty against any liens, security interests and/or encumbrances;

3.	Such affidavits as may be reasonably required by the Title Company, including, without limitation, mechanics’ liens, parties in possession and gap affidavits;

4.	Evidence reasonably satisfactory to the Title Company that the persons executing and delivering the Closing documents on behalf of Seller have full right, power and authority to do so;

5.	A Certificate in the form of Exhibit E meeting the requirements of Section 1445 of the Internal Revenue Code of 1986, executed and sworn to by Seller;

6.	Seller’s originally executed counterpart of a master lease (the “Lease”) in the form attached hereto as Exhibit B and made a part hereof, pursuant to which Seller will master lease the Property from Purchaser for the term described in the Lease;

7.	Seller’s originally executed and acknowledged counterpart of a Memorandum of Lease (the “Memorandum”) in the form attached hereto as Exhibit F and made a part hereof, pursuant to which Seller and Purchaser will record notice of the existence of the Lease in the Official Public Records of Real Property of Harris County, Texas;

8.	Seller’s originally executed Assignment of Warranties and Permits in the form attached hereto as Exhibit G pursuant to which Seller will assign the Warranties and Permits to Purchaser;

9.	A reliance letters from Conestoga-rovers & Associates, the preparer of the environmental report listed in item 7 of Schedule 4.a, authorizing Seller to rely on the matters set forth in such environmental report as of the date of such report;

10.	Provided Purchaser is then financing the acquisition of the Property, Seller’s originally executed and acknowledged counterpart of a Subordination, Attornment and Non-Disturbance Agreement (the “SNDA”) for the benefit of Purchaser’s lender (the “Lender”) in the form attached as Exhibit B to the Lease;

11.	Seller’s originally executed estoppel certificate, for the benefit of Lender, in the form attached hereto as Exhibit H;

12.	Seller’s originally executed counterparts of the Post-Closing Agreement;

13.	Seller’s originally executed counterparts of an Escrow Agreement (herein so called) in the form attached hereto as Exhibit K which pertains to the TI Allowance which is defined and provided for in the Lease;

14.	The Insurance Certificate;

15.	Seller’s originally executed counterpart of a settlement statement (the “Closing Statement”) reflecting the adjustments to the Purchase Price as a result of Closing prorations, the allocation of Closing expenses and the distributions of such amounts;

16.	An updated certificate of Seller’s representations and warranties as set forth in Section 6.a;

17.	An Owner’s Policy of Title Insurance (the “Title Policy”) issued by the Title Company and an insured closing letter from the Escrow Agent, each issued in the form promulgated for mandatory use in the State of Texas, which Title Policy shall be in the amount of the Purchase Price and subject to no exceptions other than the Permitted Encumbrances.

2.	Purchaser to Deliver. Purchaser, at its expense, shall deliver or cause to be delivered to Seller the following:

1.	Funds available for immediate credit in Seller’s accounts, in the amount of the Purchase Price as specified in Section 3, subject to credit for the Earnest Money;

2.	Funds available for immediate credit in the account established by the escrow agent under the Escrow Agreement to fund the TI Allowance as provided for in the Escrow Agreement;

3.	Purchaser’s executed counterparts of the Escrow Agreement;

4.	Purchaser’s executed counterparts of the Post-Closing Agreement;

5.	Evidence satisfactory to Seller that the person executing the Closing documents on behalf of Purchaser (to the extent applicable) has full right, power, and authority to do so;

6.	All documents reasonably required by the Title Company to consummate the Closing;

7.	Purchaser’s originally executed counterpart of the Lease;

8.	Purchaser’s originally executed and acknowledged counterpart of the Memorandum;

9.	Purchaser’s and Lender’s originally executed and acknowledged counterpart of the SNDA; and

10.	Purchaser’s originally executed counterpart of the Closing Statement.

3.	Expenses of Closing. Seller shall pay the basic premium for the Title Policy (the “Owner’s Policy”). Purchaser shall pay for all title endorsements, and any policy required by Purchaser’s lender. Seller and Purchaser shall each pay one-half (1/2) of any escrow closing charges. Seller shall pay for the Survey. Purchaser shall pay the cost to record the Deeds. Seller shall pay the costs to record any title clearance documents. Purchaser and Seller shall respectively pay such other costs in connection with the Closing as is customary in the county in which the Property is located.

4.	Prorations. Inasmuch as Seller will enter into the Lease pursuant to which it will lease the Property on an absolutely net basis with Seller continuing to be obligated to pay all taxes, charges and other expenses of the Property, no such taxes, charges or other expenses shall be prorated at Closing. Seller further acknowledges that Seller is solely liable for all expenses relating to the Property for periods prior to Closing. Notwithstanding the foregoing, Purchaser shall be entitled to the credit described in Section 5(c)(vii) above.

8.	Commissions. Purchaser and Seller each acknowledge and agree that C.B. Richard Ellis, Inc. (“Seller’s Broker”) has represented the Seller in this transaction. Purchaser represents and warrants to Seller that Purchaser has not been represented by any broker or real estate agent in this transaction. Seller’s Broker shall be paid a real estate commission by Seller, in cash at Closing, pursuant to the terms of separate written commission agreements between Seller and Seller’s Broker. If Closing and funding do not occur for any reason, no commission shall be earned, due or payable. Each party hereby agrees to indemnify and hold the other party hereto harmless from and against any and all claims, demands, causes of action, loss, costs and expenses (including reasonable attorneys’ fees and disbursements, as incurred) or other liability arising from or pertaining to any brokerage commissions, fees, or other compensation, which may be due to any other brokers or persons claiming to have dealt with such party in connection with this transaction. The indemnities in this paragraph shall survive Closing.

9.	Destruction, Damage, or Taking Before Closing. If, before Closing, all or any part of the Land, Improvements or Personalty are destroyed or damaged, or become subject to condemnation or eminent domain proceedings (a “material damage or taking”), then Seller shall promptly notify Purchaser thereof, and either Seller or Purchaser may elect to terminate this Agreement by delivering written notice thereof to the other. If this Agreement is terminated, except for obligations of Purchaser which survive termination of this Agreement, the parties shall have no further obligations hereunder. If neither part elects to terminate this Agreement, Seller shall, at its sole cost and expense but having full entitlement to use all insurance proceeds or condemnation awards payable as a result of such damage or taking, restore the Property to substantially the same condition in which it existed prior to occurrence of such casualty or condemnation and the Closing shall be postponed if necessary to complete such restoration.

10.	Termination and Remedies.

1.	If Purchaser defaults under this Agreement and such default continues ten days after written notice thereof is given by Seller to Purchaser (except for a default to purchase the Property at Closing after Seller has fulfilled all of its obligations hereunder, in which case no notice or cure is required), then Seller, as its sole remedy, may terminate this Agreement by notifying Purchaser thereof, in which event the Earnest Money shall be paid to Seller as liquidated damages, whereupon, except for obligations of Purchaser which survive termination of this Agreement, neither Purchaser nor Seller shall have any further rights or obligations hereunder. The provision for payment of liquidated damages has been included because, in the event of a breach by Purchaser, the actual damages to be incurred by Seller can reasonably expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately.

2.	If Purchaser terminates this Agreement pursuant to Section 5, Section 6, Section 9 or Section 10.c., then the Escrow Agent shall return the Earnest Money and all interest earned thereon to Purchaser, whereupon neither party hereto shall have any further rights or obligations hereunder, except for those which survive the termination of this Agreement.

3.	If Seller defaults in its obligations hereunder and such default continues ten days after written notice thereof is given by Purchaser to Seller (except for a default to convey the Property at Closing in accordance with the terms hereof after Purchaser has filled all of its obligations hereunder, in which case no notice or cure is required), then Purchaser may, as its option either: (i) terminate this Agreement by written notice to Seller, and receive a return of the Earnest Money and all interest earned thereon and thereafter neither party hereto shall have any further rights or obligations hereunder, except for those which survive the termination of this Agreement; or (ii) enforce specific performance of the obligations of Seller hereunder; provided, however, notwithstanding the foregoing to the contrary, in the event the remedy of specific performance is not available to Purchaser due to Seller having conveyed the Property to another party, Seller shall pay to Purchaser the sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) as liquidated damages and the parties agree that this is a reasonable sum considering all of the circumstances existing on the date hereof, including the relationship of the sum to the range of harm to Purchaser that reasonably could be anticipated, and the anticipation that proving actual damages would be costly, impractical and extremely difficult.

11.	Miscellaneous.

1.	Notices. All notices provided or permitted to be given under this Agreement must be in writing and may be served by depositing same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested; by delivering the same to such party by recognized delivery service; by nationally recognized overnight delivery service or by facsimile copy transmission with confirmation of receipt and a copy by one of the foregoing methods. Notice given in accordance herewith shall be effective (i) three business days after deposit in the United States mail as set forth above; (ii) upon delivery; (iii) one business day after deliver to a recognized overnight delivery service; or (iv) upon receipt of confirmation of facsimile transmission. For purposes of notice, the addresses of the parties shall be as follows:

If to Seller: FMC Technologies, Inc.

1803 Gears Road

Houston, Texas 77067

Attention: Treasurer

Telecopier No. (281) 405-4929

Telephone No. (281) 591-4407

and

FMC Technologies, Inc. 200 E. Randolph Drive Chicago, Illinois 60601 Attention: Joseph Meyer

Telecopier No. (312) 952-8436

Telephone No. (312) 861-6146 With a copies to:	C.B. Richard Ellis, Inc.

700 Louisiana

Suite 2700

Houston, Texas 77002

Attention: Sanford W. Criner, Jr.

Telephone No. (713) 881-0900

Facsimile No. (713) 881-0996

and

J. Robert Fisher

Winstead PC 919 Milam, Suite 2400 Houston, Texas 77002
Telecopier No. (713) 650-2707
Telephone No. (713) 650-2400
If to Purchaser:	c/o Inland Real Estate Acquisitions, Inc.
2901 Butterfield Road Oak Brook, Illinois 60523
Attention: G. Joseph Cosenza
Telephone No:	(630) 218-4948

Facsimile No: (630) 218-4935

With a copy to: 2901 Butterfield Road Oak Brook, Illinois 60523 Attention: General Counsel Telephone No:	The Inland Real Estate Group, Inc. (630) 218-4900

Facsimile No: (630) 645-2084 If to Title Company:	Partners Title Company

712 Main Street Suite 2000E Houston, Texas 77002 Attention: Karen Highfield Telephone No: (713) 229-8484 Facsimile No: (713) 229-0004 If to Escrow Agent:	Chicago Title Insurance Company

171 N. Clark Street, Division 2, 3rd Floor

Chicago, Illinois 60601

Attention: Nancy Castro/Tom Meier

Telephone No: (312) 223-3909

Facsimile No: (312) 223-3409

Email: castrona@ctt.com

Either party hereto may change its address for notice by giving three days prior written notice thereof to the other party. Notices may be given by the above-named counsel to a party.

2.	Assigns, Beneficiaries. Except as hereinafter specified, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns. This Agreement is for the sole benefit of Seller and Purchaser, and no third party is intended to be a beneficiary of this Agreement. Seller shall not have the right to transfer or assign its rights under this Agreement to any other party without the express written consent of Purchaser, to be granted or withheld in Purchaser’s sole discretion. Purchaser shall not have the right to transfer or assign its rights under this Agreement to any other party without the express written consent of Seller to be withheld or granted in Seller’s sole discretion, except as set forth in the immediately following sentence. Notwithstanding the foregoing, Purchaser shall have the right to assign this Agreement and the rights of Purchaser hereunder, in whole or in part, to any entity or entities formed by or at the direction of Purchaser for such purpose without the consent of Seller. In the event of any such assignment, Purchaser shall promptly furnish to Seller an executed copy of the assignment in which the assignee assumes all of the rights and obligations of Purchaser hereunder. No consent given by Seller to any transfer or assignment of Purchaser’s rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Purchaser’s rights or obligations hereunder. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable.

3.	Limitation on Liability. The obligations and liabilities of Seller under this Agreement shall not constitute personal obligations of the officers, directors, employees, representatives, stockholders or other principals or representatives of Seller.

4.	Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas.

5.	Entire Agreement. This Agreement is the entire agreement between Seller and Purchaser concerning the sale of the Property, and no modification hereof or subsequent agreement relative to the subject matter hereof shall be binding on either party unless reduced to writing and signed by the party to be bound. All Exhibits attached hereto are incorporated herein by this reference for all purposes.

6.	OFAC.

1.	Purchaser is not and shall not be, and, after making due inquiry, no person or entity (“Person”) who owns a controlling interest in or otherwise controls Purchaser (excluding Persons who hold direct or indirect ownership interests in Purchaser if Purchaser is or is controlled by a U.S. Publicly Traded Entity [hereinafter defined]) is or shall be, (i) listed on the Specially Designated Nationals and Blocked Persons List (the “SDN List”) maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or on any other similar list (“Other Lists” and, collectively with the SDN List, the “Lists”) maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, “OFAC Laws and Regulations”); or (ii) a Person (a “Designated Person”) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the “Executive Orders”). The OFAC Laws and Regulations and the Executive Orders are collectively referred to in this Agreement as the “Anti-Terrorism Laws”. Purchaser also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no Person who owns any other direct interest in Purchaser is or shall be listed on any of the Lists or is or shall be a Designated Person. This Section shall not apply to any Person to the extent that such Person’s interest in the Purchaser is through a U.S. Publicly-Traded Entity. As used in this Agreement, “U.S. Publicly-Traded Entity” means a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a Person.

2.	Seller is not and shall not be, and, after making due inquiry, no person or entity (“Person”) who owns a controlling interest in or otherwise controls Seller (excluding Persons who hold direct or indirect ownership interests in Seller if Seller is or is controlled by a U.S. Publicly Traded Entity [hereinafter defined]) is or shall be, (i) listed on the Specially Designated Nationals and Blocked Persons List (the “SDN List”) maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or on any other similar list (“Other Lists” and, collectively with the SDN List, the “Lists”) maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, “OFAC Laws and Regulations”); or (ii) a Person (a “Designated Person”) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the “Executive Orders”). The OFAC Laws and Regulations and the Executive Orders are collectively referred to in this Agreement as the “Anti-Terrorism Laws”. Seller also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no Person who owns any other direct interest in Seller is or shall be listed on any of the Lists or is or shall be a Designated Person. This Section shall not apply to any Person to the extent that such Person’s interest in the Seller is through a U.S. Publicly-Traded Entity. As used in this Agreement, “U.S. Publicly-Traded Entity” means a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a Person.

7.	Counterparts. This Agreement may be executed in multiple counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one (1) such counterpart executed by each party hereto in proving the existence, validity or content of this Agreement.

8.	Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

9.	Section Headings. Section headings contained in this Agreement are for convenience only and shall not be considered in interpreting or construing this Agreement.

10.	Words. Within this Agreement, words of any gender shall be held and construed to include any other gender, and words in the singular number shall be held and construed to include the plural, unless the context otherwise requires.

11.	Enforcement Actions. In the event it becomes necessary for either party hereto to file a suit to enforce this Agreement or any provisions contained herein, the party prevailing in such action shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys’ fees and court costs, including appellate costs, incurred in such suit

12.	Offer and Acceptance. This Agreement constitutes an offer by the first party to execute this Agreement to sell or purchase the Property on the terms and conditions and for the Purchase Price stated herein. Unless sooner terminated or withdrawn by notice in writing to the second party, this offer shall automatically lapse and terminate at 12:00 noon, Central Standard Time on January , 2007, unless, prior to such time, the second party has returned to the first party a copy of this Agreement bearing the signature of the second party. The “Effective Date” or any other reference to the date of this Agreement shall mean the date on which this Agreement is last signed by Seller and Purchaser, as indicated by their signatures below. If the last party to execute this Agreement fails to complete the date of execution below that party’s signature, the Effective Date shall be the date this fully executed Agreement is delivered to the Title Company.

IN WITNESS WHEREOF, that parties hereto have duly executed this Agreement as of the date set forth beneath their signature below.

SELLER:

FMC TECHNOLOGIES, INC.,

a Delaware corporation,

By: /s/ Jeffrey W. Carr

Name: Jeffrey W. Carr
Title: Vice President, General Counsel and Secretary

Date: March 23, 2007

PURCHASER:

HOUSTON 1031 LIMITED PARTNERSHIP,

an Illinois limited partnership

By: HOUSTON 1031 GP, L.L.C,

a Delaware limited liability company,

its general partner

By: IRC-IREX Venture, L.L.C., a Delaware limited liability company, its sole member

By: Inland Real Estate Exchange Corporation, a Delaware corporation, its manager

By:

Name:

Title:

Purchaser’s Tax ID No.

Date: March      , 2007